EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-188923) of TriState Capital Holdings, Inc., of our report dated April 17, 2014 relating to our audits of the consolidated financial statements of Chartwell Investment Partners, LP and Subsidiaries as of and for the years ended December 31, 2013 and 2012, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Philadelphia, PA
May 16, 2014